Exhibit 99.1

SUNEDISON SEMICONDUCTOR REPORTS FIRST QUARTER 2016 RESULTS

St. Peters, Missouri, May 9, 2016 -- SunEdison Semiconductor Limited (NASDAQ OMX: SEMI) ("SunEdison Semiconductor" or the “Company”) today reported financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Summary:

•	Revenue grew modestly on stronger demand for large-diameter wafers

•	Manufacturing cost reductions and favorable mix helped to offset continued price erosion

•	Received $34.2 million customer deposit

Results Review
Net sales for the 2016 first quarter were $182.3 million, up 0.3% sequentially compared to $181.7 million in the prior quarter. The sequential increase was primarily driven by higher unit volume, partially offset by weaker pricing. Gross profit for the 2016 first quarter was $15.0 million, or 8.2% of net sales, compared to $15.1 million, or 8.3% of net sales in the prior quarter.
“We started off the new year well, growing our unit volume and we continue to focus on our longer term goals of increasing both profit margins and EBITDA,” said Shaker Sadasivam, President and CEO. “Leading-edge design wins have continued to strengthen our market position and we are encouraged by continued improvements in our execution. Although there is no update regarding our review of strategic alternatives at this time, we remain committed to creating value for our customers, our shareholders and our business partners.”
First quarter 2016 operating loss was $12.8 million, compared to an operating loss of $15.4 million in the 2015 fourth quarter. First quarter 2016 operating loss included a $1.5 million charge related to previously announced restructuring activities. Fourth quarter 2015 operating loss included a $3.1 million charge related to previously announced restructuring activities and a $2.7 million asset impairment charge.
In May, SMP Ltd., filed an application for rehabilitation under Korean law, which is similar to a reorganization under U.S. bankruptcy law, due to liquidity issues. The uncertainties resulting from this filing and the Chapter 11 filing of SunEdison, Inc., SMP’s largest investor and customer, triggered an interim impairment analysis of our investment in SMP, resulting in the recording of an $86.9 million other-than-temporary asset impairment charge, for the three months ended March 31, 2016. This impairment loss is recorded in the equity in loss of equity method investments in our consolidated statement of operations. As a result of this impairment, our equity investment in SMP recorded on our balance sheet as of March 31, 2016 is now zero. As we have stated previously, we expect to procure electronic grade polysilicon from multiple third party sources in the future.
First quarter 2016 operating cash flow was $11.0 million compared to $21.8 million in the prior quarter. The decrease was primarily influenced by changes in working capital in the 2015 fourth quarter. First quarter 2016 cash flow from financing activities of $23.1 million included $17.7 million of a $34.2 million advanced payment related to a customer deposit. The remaining $16.5 million of the customer deposit was classified as a long-term asset. First quarter 2016 cash used in investing activities of $38.5 million included $41.0 million of capital spending, of which a portion was funded by the customer deposit. The Company ended the quarter with cash and cash equivalents of $79.7 million, down $3.8 million from the prior quarter.

SunEdison Semiconductor
501 Pearl Drive
St. Peters, MO 63376
+1 636 474 5000
www.sunedisonsemi.com

First quarter 2016 Adjusted EBITDA was $20.1 million, or 11.0% of sales, down $3.6 million compared to $23.7 million, or 13.0% of sales for the prior quarter. First quarter 2016 and fourth quarter 2015 Adjusted EBITDA included foreign exchange losses of $1.0 million and $0.7 million, respectively, associated with the re-measurement of intra-company balances and derivative foreign currency forward contracts. Please see the reconciliation of Adjusted EBITDA to GAAP financial measures and a description of Adjusted EBITDA in the attached financial tables.

Conference Call
SunEdison Semiconductor will host a conference call tomorrow, May 10, 2016, at 9:00 a.m. ET to discuss the Company’s first quarter 2016 results and related business matters. A live webcast will be available on the Company’s web site at www.sunedisonsemi.com. Interested investors should go to the Company's web site at least fifteen minutes prior to the call to register and download any necessary audio software.
A replay of the conference call will be available from 10:30 a.m. ET on May 10, 2016, until 11:59 p.m. ET on May 24, 2016. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 392139. An audio replay will also be available on the Company’s web site.

About SunEdison Semiconductor
SunEdison Semiconductor is a global leader in the manufacture and sale of silicon wafers to the semiconductor industry. For over 55 years, SunEdison Semiconductor has been a pioneer in the design and development of silicon wafer technologies. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison Semiconductor enables the next generation of high performance semiconductor devices. SunEdison Semiconductor’s common stock is listed on the NASDAQ OMX Global Select Market under the symbol "SEMI." For more information about SunEdison Semiconductor, please visit www.sunedisonsemi.com.

Investor & Media Contact
Chris Chaney
Director, Investor Relations & Corporate Communications
SunEdison Semiconductor Limited
cchaney@sunedisonsemi.com
+1 636 474 5226

-tables to follow-

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Net sales to non-affiliates	$182.3	$181.7	$199.0
Net sales to affiliates	—	—	0.4
Cost of goods sold	167.3	166.6	182.2
Gross profit	15.0	15.1	17.2
Operating expenses:
Marketing and administration	19.7	18.3	20.5
Research and development	6.6	6.4	8.1
Restructuring charges	1.5	3.1	1.2
Long-lived asset impairment charges	—	2.7	0.1
Operating loss	(12.8)	(15.4)	(12.7)
Non-operating expenses (income):
Interest expense	4.0	7.5	3.5
Interest income	(0.1)	(0.1)	(0.1)
Other, net	6.8	(0.9)	(10.4)
Total non-operating expenses (income)	10.7	6.5	(7.0)
Loss before income tax expense	(23.5)	(21.9)	(5.7)
Income tax expense	7.4	9.9	3.3
Loss before equity in (loss) income of equity method investments	(30.9)	(31.8)	(9.0)
Equity in (loss) income of equity method investments, net of tax	(86.2)	0.7	(0.3)
Net loss	$(117.1)	$(31.1)	$(9.3)
Basic loss per share	$(2.79)	$(0.74)	$(0.22)
Diluted loss per share	$(2.79)	$(0.74)	$(0.22)
Weighted-average shares used in computing basic loss per share	42.0	42.0	41.5
Weighted-average shares used in computing diluted loss per share	42.0	42.0	41.5

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$79.7	$83.5
Accounts receivable, net	92.7	85.8
Inventories	111.5	109.3
Prepaid and other current assets	22.9	31.2
Total current assets	306.8	309.8
Property, plant, and equipment, net	548.3	530.8
Investments	0.3	121.9
Other assets	102.7	86.5
Total assets	$958.1	$1,049.0

Liabilities and Shareholders' Equity
Current liabilities:
Current portion, long-term debt	$11.7	$6.7
Short-term borrowings	8.2	6.6
Accounts payable	107.3	116.5
Deposit for investment distribution	—	35.0
Accrued liabilities	44.7	46.4
Accrued wages and salaries	24.4	21.1
Restructuring liabilities	9.5	9.1
Total current liabilities	205.8	241.4
Long-term debt, less current portion	191.9	191.9
Pension and post-employment liabilities	51.9	51.9
Restructuring liabilities	3.6	3.5
Refundable customer deposits	34.2	—
Other liabilities	23.7	22.2
Total liabilities	511.1	510.9

Shareholders' equity:
Ordinary shares	961.1	957.2
Accumulated deficit	(332.5)	(215.4)
Accumulated other comprehensive loss	(182.8)	(204.9)
Total SunEdison Semiconductor Limited shareholders' equity	445.8	536.9
Noncontrolling interests	1.2	1.2
Total shareholders' equity	447.0	538.1
Total liabilities and shareholders' equity	$958.1	$1,049.0

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Cash flows from operating activities:
Net loss	$(117.1)	$(31.1)	$(9.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	26.5	29.6	29.7
Loss on partial sale of SMP investment	6.1	—	—
Long-lived asset impairment charges	—	2.7	0.1
Stock-based compensation	3.9	4.1	3.6
Provision for deferred taxes	0.4	4.7	3.5
Equity in loss (income) of equity method investments	86.2	(0.7)	0.3
Other	1.5	(2.2)	(0.5)
Changes in assets and liabilities:
Accounts receivable	(8.1)	14.6	(3.9)
Inventories	0.5	(6.7)	5.7
Accounts receivable, affiliate	—	—	(11.1)
Accounts payable, affiliate	—	—	11.9
Prepaid and other current assets	7.2	(0.1)	(0.4)
Accounts payable and accrued liabilities	(5.7)	5.0	7.8
Income taxes payable	3.6	(3.0)	3.1
Pension and post-employment liabilities	(0.3)	1.2	(0.1)
Restructuring liabilities	0.2	0.8	(0.6)
Other	6.1	2.9	(5.2)
Net cash provided by operating activities	11.0	21.8	34.6
Cash flows from investing activities:
Capital expenditures	(41.0)	(23.5)	(28.8)
Disbursements made for notes receivable	—	—	(9.1)
Other	2.5	(2.6)	—
Net cash used in investing activities	(38.5)	(26.1)	(37.9)
Cash flows from financing activities:
Principal payments on long-term debt	(0.4)	(40.4)	(0.5)
Proceeds from long-term debt	4.2	38.5	—
Change in ordinary shares	—	(0.1)	—
Net proceeds (payments) on short-term borrowings	1.6	(0.1)	7.6
Deferred financing costs and original issuance discount	—	(0.4)	—
Advanced payments	17.7	—	—
Other	—	—	0.1
Net cash provided by (used in) financing activities	23.1	(2.5)	7.2
Effect of exchange rate changes on cash and cash equivalents	0.6	(0.5)	(1.5)
Net (decrease) increase in cash and cash equivalents	(3.8)	(7.3)	2.4
Cash and cash equivalents at beginning of period	83.5	90.8	88.2
Cash and cash equivalents at end of period	$79.7	$83.5	$90.6

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In millions)

ADJUSTED EBITDA CALCULATION [*]

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Net loss	$(117.1)	$(31.1)	$(9.3)
Interest, net	3.9	7.4	3.4
Income tax expense	7.4	9.9	3.3
Depreciation and amortization	25.9	27.3	29.0
Restructuring charges and other non-recurring items (1) (2)	3.8	3.5	1.2
Loss on partial sale of SMP investment	6.1	—	—
Long-lived asset impairment charges	—	2.7	0.1
Pension settlement charge (3)	—	0.6	—
Stock compensation expense	3.9	4.1	3.6
Equity in loss (income) of equity method investments (4)	86.2	(0.7)	0.3
Adjusted EBITDA [*]	$20.1	$23.7	$31.6

(1)
For the three months ended March 31, 2016 and December 31, 2015, we recognized approximately $0.2 million and $0.4 million, respectively, of securities transaction tax related to the dispositions of approximately 30% and 21%, respectively, investment interest in SMP, Ltd ("SMP") to our subsidiary. This is a non-recurring expense that is excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

(2)
For the three months ended March 31, 2016, we reserved approximately $2.1 million in net receivables from SunEdison, Inc., our former parent, due to their filing for Chapter 11 bankruptcy protection on April 21, 2016. This is excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

(3)
For the three months ended December 31, 2015, we recognized approximately $0.6 million in interim lump-sum pension settlement charges related to our U.S. pension plan. Pension lump-sum settlement charges is a non-cash expense that is excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

(4)
For the three months ended March 31, 2016, we recognized $86.2 million equity in loss of equity method investments, net of tax, primarily due to an $86.9 million other-than-temporary impairment charge related to SMP. These charges are non-cash expenses that are excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

[*]
Adjusted EBITDA is a non-GAAP financial measure. This measurement should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We define Adjusted EBITDA as earnings before net interest expense; income tax expense (benefit); depreciation and amortization; restructuring charges (reversals); non-recurring items; loss on sale of property, plant, and equipment; long-lived asset impairment charges; pension settlement charges; stock compensation expense; and equity in loss of equity method investments. All of the omitted items are either (i) non-cash items or (ii) items that we do not consider in assessing our on-going operating performance. Because it omits non-cash items, we feel that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect our operating performance. Because it omits the other items, we believe Adjusted EBITDA is also more reflective of our on-going operating performance. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and

•	it is used by our management for internal planning purposes, including aspects of our operating budget and capital expenditures.
Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments,

•	it does not reflect changes in, or cash requirements for, working capital,

•	it does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt,

•	it does not reflect payments made or future requirements for income taxes,

•
it adjusts for restructuring charges (reversals), non-recurring items, loss on sale of property, plant, and equipment, long-lived asset impairments, and pension settlement charges which are factors that we do not consider indicative of future performance,

•	it adjusts for non-cash stock compensation expense and equity in loss of equity method investments to more clearly reflect comparable period-over-period cash operating performance,

•
although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of Adjusted EBITDA, and

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for such replacements.

Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis.